Exhibit 10.9
EMPLOYMENT AGREEMENT
          This Employment Agreement (Agreement) is made and entered into as of this 27 day of March, 2006, by and between DORAL FINANCIAL CORPORATION, a Puerto Rico corporation (which together with any successor thereto, is hereinafter referred to as “the Company” and LIDIO V. SORIANO CABRERA (hereinafter referred to as the Employee). The Company and the Employee are hereinafter collectively referred to as the Parties.
RECITALS
          WHEREAS, the Board of Directors of the Company believes that it is in the best interest of such entity to enter into this Agreement with the Employee in order to assure the services of an executive with the experience and abilities of the Employee, and
          WHEREAS, the Board of Directors of the Company has authorized the execution of this Agreement with the Employee:
          NOW, THEREFORE in consideration of the foregoing promises and the mutual covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
AGREEMENT
1.	Employment
               (a) The Employee is hereby employed as SVP & CHIEF FINANCIAL OFFICER of DORAL FINANCIAL CORPORATION. The Employee shall be subject to the supervision of the Chaiman & CEO and shall perform the duties proper to such position in an efficient, diligent and effective way. The Employee commits himself to comply faithfully with all policies, norms, orders and duties of the Company and to attain its administrative and business goals.
               (b) The Employee acknowledges that this task requires his full attention and that he needs to devote all his time, effort and attention to the business affairs of the Company and its subsidiaries and affiliated companies.

2.	Competitive Activities
               (a) In consideration and for having entered into this Agreement, the Employee specifically agrees that, during the term of his employment hereunder, except with the express consent of the Board of Directors of the Company, he will not, directly or indirectly, engage or participate in, become a director of, accept employment from, or render advisory or other services for, or in connection with, or become interested in, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with any business of the Company or any subsidiary or affiliate thereof; provided, however, that the Employee shall not thereby be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions, so long as ownership does not require the Employee to devote substantial time to the management or control of the business or activities in which the Employee has invested. The Employee agrees that, because damages for violating the agreements under this Article are difficult to determine, hereto the Employee consents that a competent court issue any remedy in equity through a restriction order, injunction, or other similar remedy, to implement these clauses.
               (b) The Employee agrees and acknowledges that, by virtue of the Employee’s employment hereunder, the Employee will maintain an intimate knowledge of the activities and affairs of the Company and its subsidiaries, including trade secrets and other confidential matters. As a result, and also because of the special, unique and extraordinary services that the Employee is capable of performing for the Company or its competitors, the Employee recognizes that the services to be rendered by the Employee hereunder are of a character giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated for by damages. The Employee therefore agrees that if he fails to render to the Company any of the services required hereunder, the Company shall be entitled to immediate injunctive or other equitable relief to restrain the Employee from failing to render his services hereunder, in addition to any other remedies to which the Company may be entitled under law: provided, however, that the right to such injunctive or other equitable relief shall not survive the termination by the Company of the Employee’s employment.

3.	Compensation
(a)	Salary: During the term of this Agreement, the Employee shall be entitled to an annual salary established by the Board of Directors. The annual salary hereunder as of the Commencement Date (as defined in Section 5 hereof) shall be equal to $480,000.00 per year.
(b)	Car Allowance: The Company will provide the Employee with a monthly car allowance under the Company’s policy of $630.00 per month to be used to lease or purchase an automobile for use in the affairs and business of the Company and to cover related gasoline and insurance expenses related to the use of such automobile.
(c)	Expenses: During the term of the Employee’s employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided that the Employee properly accounts therefore in accordance with the then existing policy of the Company. Nothing contained herein shall authorize the Employee to make any political contributions, including but not limited to payments for dinners and advertising in any political party program or any other payment to any person, which might be deemed a bribe, kick back or otherwise an improper payment or contribution under existing law or under the Company’s policy or practice and no portion of the compensation payable hereunder is for such purpose.
(d)	Withholding: Payments of any compensation under this Agreement shall be subject to reduction by the amount of any applicable federal, Commonwealth of Puerto Rico, state or municipal income withholding, social security, state disability insurance or similar or other taxes or other items which may be required or authorized to be deducted by law or custom.

(e)	No Additional Compensation: No additional compensation shall be due to the Employee for services performed to or for the benefit or on behalf of any other subsidiary, division, affiliate, or venture of the Company, including, but not limited to, the banking subsidiaries.
(f)	Retention Bonus: The Company will grant a Retention Bonus to the Employee upon the completion of a two (2) year period commencing on March 27, 2006 and concluding on March 26, 2008. The retention bonus will be equal to $50,000.00 for each year of service rendered, payable in a lump sum bonus at the end of the two year period. This retention bonus will be paid in addition to any other incentive or performance bonus that may be granted to the Employee as a result of his performance as a key executive of the Company. Shall the employee leave the Company for any reason before the conclusion of the period herein stated, this retention bonus will not be paid.
(g)	Stock Options: The Employee will receive TWENTY FIVE THOUSAND (25,000) stock options. Notwithstanding anything to the contrary in this Agreement, the granting, vesting and exercise of these stock options shall be subject to THE GRANTING OF SUCH OPTIONS BY THE Compensation Committee pursuant to the terms and conditions of the Doral Financial Corporation Omnibus Incentive Plan.
4.	Benefits
(a)	Participation in Retirement and Employee Benefit Plan: The Employee shall be entitled while employed hereunder to participate in and received benefits under, all plans relating to pension, thrift, profit sharing, group life insurance, education, cash or stock bonuses, and other retirement or employee benefits or combinations thereof, that are maintained for the benefit of the Company’s executive Employee’s or for its Employee’s.
(b)	Fringe Benefits:

The Employee shall be eligible while employed hereunder to participate in, and receive benefits under, any other fringe benefits programs which are or may become applicable to the Company’s executive Employee’s or to its Employee’s.
(c)	Medical Coverage:

During the term of this Agreement, the Company shall provide coverage to the Employee under its medical insurance plan in accordance with its Health Plan policy.
(d)	Disability:

If the Employee shall become disabled as defined in the Company’s then current disability plan or if the Employee shall be otherwise physically unable to serve, the Employee shall be entitled to received group and other disability income benefits of the type then provided by the Company for other executive Employee’s of the Company. However, the Company shall be obligated to pay the Employee’s compensation pursuant to Section 3(a) and (b) hereof only to the extent the Employee’s salary would exceed the short term disability income benefits received pursuant to this Section. In addition, the Company shall have the right, upon resolution of its Board of Directors, to discontinue paying cash compensation pursuant to Section 3(a) and (b) beginning six months following a determination that the Employee qualifies for the long term disability income benefits.
(e)	Vacation & Sick Leave:

Employee shall be entitled to a reasonable vacation period each year consisting of eighteen (18) days per year and paid sick leave consisting of fifteen (15) days per year, taken in accordance with the plans, policies, programs or practices of the Company as in effect from time to time.

The timing of vacations shall be scheduled in a reasonable manner by the Employee subject to approval by the President of the Company.
5.	Duration of the Contract
This Agreement shall remain in force for two (2) consecutive years commencing on March 27, 2006 (the Commencing Date) and concluding on March 26,2008, subject to earlier termination as provided herein unless a sixty (60) day prior notice is given by either party in accordance with Section 12 of this Agreement. By mutual agreement, both parties may extend the Agreement hereinafter on a monthly basis. Proposal for this extension by an interested party should be submitted during the first thirty (30) of the last sixty (60) days of the duration of this Agreement and, if the other party is in agreement, a written agreement must be signed extending the Agreement before the expiration date.
6.	Right to Resolve the Agreement before its Normal Expiration Date:
(a)	The Employee may resolve this Agreement at any moment before its normal expiration date, giving the Company a sixty (60) day prior written notification.
(b)	A termination of Employee’s employment by the Company, other than for cause, shall not prejudice the Employee’s right to compensation or other benefits under this Agreement. That is, if the Employee’s employment is involuntarily terminated other than for cause, the Company shall pay the Employee the salary established in this agreement (but shall not be obligated to pay any bonus) and provide the Employee the same insurance benefits as the Employee was receiving before the date of termination through the remaining term of this Agreement.
(c)	The terms termination or involuntary termination in this Agreement shall refer to the termination of the employment of Employee without the Employee’s express written consent.

(d)	In case of termination of the Employee’s employment for cause and/or for just cause as defined herein, the Company shall pay the Employee his salary through the date of termination and the Company shall have no further obligation to the Employee under this Agreement.
(e)	Termination for cause or for just cause in this Agreement shall include, but shall not be limited to, personal dishonesty; incompetence; willful misconduct; breach of a fiduciary duty; conflict of interest; insubordination; failure to perform stated duties; willful violation of any state or federal law, rule, or regulation (other than traffic violations or similar minor offenses) or final cease and desist order; violation of the Company norms, policies and directives; or when some action or omission by the Employee adversely affects the good and normal operation of the Company. An elimination of the Employee’s position will not be considered just cause for purpose of this Agreement and the Company shall pay the Employee the salary established in this agreement (but shall not be obligated to pay any bonus) and provide the Employee the same insurance benefits as the Employee was receiving before the date of termination through the remaining term of this Agreement.
(f)	The Employee may terminate his employment upon a failure of the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after a notice as established herein of such non compliance has been given to the Company by the Employee.
(g)	Change in Control of the Company: The Employee may terminate his employment hereunder if a change in control occurs with respect to the Company and shall be entitled to receive as severance pay an amount equal to the amount of annual salary provided herein in Section 3(a) herein for the remaining term of the Agreement; provided, however, that the amount shall not be lesser than twelve months of salary. Such payment is to be made in a lump sum on or before the 15th day following the date of termination.
(h)	A change of control of the Company shall be deemed to have occurred if:
1.	A third party becomes owner of TWENTY FIVE PERCENT (25%) or more of the total votes that may be casted in or for the election of the Company’s directors or, if allowed by the Articles of Incorporation or the Company’s By-Laws, such a third person can elect and/or elects twenty-five percent (25%) or more of the Company’s directors; or
2.	As a result of, or in connection with, any cash tender or exchange offer, an offer to buy, a consolidation or merger or other business combination, sale of assets or contested election, or any combination of the aforementioned transactions, the persons who were the Company’s directors before such transaction shall cease to constitute a majority of the Company’s or its successors Board of Directors.
3.	A corporate reorganization shall not be deemed a change of control for purposes of this Agreement.
(i)	In the event of the death of the Employee during the term of employment under this Agreement and prior to any termination hereunder, the Employee’s estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Company the salary of the Employee through the last day of the calendar month in which his death shall have occurred, and the term of employment under this Agreement shall end on such last day of the month.
(j)	This Agreement and the employment hereunder are subject to legal and regulatory provisions and to regulatory oversight. Should regulatory authorities with jurisdiction over any of the Parties mandate that the Employee be suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s or the Banks affairs, the Company’s obligation under this Agreement shall be suspended as of the date of service of a notice served to that effect, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (1) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (2) reinstate in whole or in part any of its obligations which were suspended.
(k)	If the Employee is removed from office and/or permanently prohibited from participating in the conduct of the Company’s or its banking subsidiaries affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U. S.C.’1818(e)(4) or (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties hereto shall not be affected.
7.	Return of Property
Upon termination of this Contract, regardless of whether it be for just cause or without just cause or by decision of any of the parties, the Employee shall return to the Company all Company property that the Employee may be using to render his services or that may be in his possession, custody or control.
8.	Confidentiality
The Employee acknowledges that due to the essentially confidential nature and the work and duties that he shall perform under this Agreement, he shall come to obtain knowledge of data, issues, plans, strategies and methodologies and others secret and confidential information of the Company and/or its affiliated companies, in addition to financial information of the Company and/or the Company’s clients. For those reasons, the Employee commits himself to maintain said information in the most absolute confidentiality and discretion, and not to reveal or use it for any purpose during or after the term of this Agreement.

9.	Intellectual Property

Any task, study, document, idea, design, organizational or operational plan or any other recommendation or advice offered or performed by the Employee to the Company:
(a)	shall not bind the Company but may be adopted or implemented by the Company at its entire discretion; and
(b)	shall constitute and become exclusive property of the Company regardless of whether or not it is adopted or implemented, free of any copyrights. The Employee, through this document transfers and cedes to the Company any copyrights regarding said tasks, studies, documents, ideas, designs, plans, recommendations or advices.
10.	Conflict of Interests
The Employee agrees to notify the Company regarding any circumstance of its businesses or investments or in his personal life that may create a conflict of interests with the Company. In the event of a conflict of interest, this shall be construed as just cause for the Company to cancel this Agreement without ulterior responsibility.
11.	No Assignments
(e)	This Agreement is personal to each of the parties hereof, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party: provided, however, that if the Company merges or consolidates into another entity controlled by it or any affiliate of any of the Company, or enters into a reorganization transaction in which the shareholders of the Company immediately prior to any such transaction become the shareholders of the resulting entity, then this Agreement may be transferred to such resulting entity.
(f)	This Agreement and all rights of the Employee hereunder

inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or if these is no such designee, to the Employee’s state.
12.	Notice

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the last known respective address of the party hereto (provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of such entity), or to such other address as either party may have furnished to the other in writing in accordance herewith.
13.	Amendments

No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

14.	Paragraphs Heading

The paragraph headings used in this Agreement are included solely for convenience of reference and shall not affect, or be used in connections with, the interpretation of this Agreement.

15.	Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or unenforceability of the other provisions hereof.

16.	Governing Law:

This Agreement shall be governed by the laws of the Commonwealth of Puerto Rico.

17.	Other Matters.
               (a) Any amounts payable hereunder are personal to the Employee and are not transferable or assignable either by the Employee’s act or by operation of law, and no assignee, trustee in bankruptcy, receiver or other party whomsoever shall have any right to demand any such amounts or any other right with respect thereto.
               (b) If and when questions arise from time to time as to the intent, meaning or application or any one or more of the provisions hereof, such questions will be decided by the Board of Directors of the Company or any committee appointed to consider such matters, or, in the event the Company is merged into or consolidated with any other corporation, by the Board of Directors (or a committee appointed by it) of the surviving or resulting corporation, and the decision of such Board of Directors or committee, as the case may be, as to what is a fair and proper interpretation of any provision hereof or thereof shall be conclusive and binding. The Employee understands that payment of any amounts hereunder, including any bonus, is not held or set aside in trust and that (1) the Company may seek to retain, offset, attach, or similarly place a lien on such funds in circumstances where the Employee has been discharged for cause and, in addition, shall be entitled to do so for (x) malfeasance damaging to the Company, (y) conversion by the Employee of an opportunity of the Company or (z) a violation of the Company’s conflict of interest policy, in each case as determined in the sole discretion of the Company’s Board of Directors and (2) in the event the Company is unable to make any payment under this Agreement because of receivership, insolvency, bankruptcy or similar status or proceedings, the Employee will be treated as a general unsecured creditor of the Company and may be entitled to no priority under applicable law with respect to such payments.
18.	Arbitration
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Juan, Puerto Rico, in accordance with the rules of the American Arbitration Association then in effect. The arbitration award issued by the arbitrator shall be final and binding, provided it is in accordance to law. The award may be enforced or reviewed by any court with jurisdiction. The party interested in arbitration shall notify the other party not later than ten (10) days from the date in which the dispute arises. Arbitration costs, including arbitrator fees, shall be paid in equal parts by the Employee and the Company. Each party shall pay its own attorneys fees and the costs related to the preparation and presentation of his evidence.
19.	Execution in Counterparts
This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the 27 day of March 2006.
          SECTION 18 OF THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

DORAL FINANCIAL CORPORATION
By:	/s/ JOHN WARD III
JOHN WARD III
Chief Executive Officer

By:	/s/ LIDIO V. SORIANO CABRERA
LIDIO V. SORIANO CABRERA